SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 5, 2003

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-15141 (Commission File Number)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of principal executive office)		49464 (Zip Code)

(616) 654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

a.

Facility Relocation and Consolidation. As part of the company’s ongoing lean manufacturing program, the Herman Miller Production System, the company will be exiting one of its Holland, Michigan work-surface fabrication operations, referred to as Formcoat, and moving the operations into an existing manufacturing facility located in Zeeland, Michigan. This allows the company to eliminate an additional 100,000 square feet of manufacturing space while still maintaining the same level of overall manufacturing capacity.

As a result of this action, the company will incur restructuring charges primarily related to the cancellation of the existing Formcoat facility lease, equipment moves, fixed asset impairments, and other facility exit costs. In total, these restructuring charges are expected to range between $3 million and $4 million before taxes. The company expects to recognize approximately $1 million to $1.5 million of these charges in the fourth quarter of fiscal 2003. The move and consolidation of the Formcoat operation is expected to be complete by November 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 8, 2003	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Elizabeth A. Nickels Elizabeth A. Nickels
	Its:	Chief Financial Officer